Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF THE SERIES B CONVERTIBLE PREFERRED STOCK
OF
COMMERCE ONE, INC.

Commerce One, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the DGCL, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company’s previously authorized preferred stock, par value $0.0001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of One Hundred Thousand (100,000) shares of Series B Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue 100,000 shares of Series B Convertible Preferred Stock (the “Preferred Shares”), par value $0.0001 per share, which shall have the following powers, designations, preferences and other special rights:

(1)                                  Dividends.  The holders of the Preferred Shares shall be entitled to receive dividends (“Dividends”) payable on the Stated Value on such Preferred Share at a rate equal to the Dividend Rate (as defined below), which shall be cumulative, accrue daily from the Issuance Date (as defined below) and be due and payable beginning on July 1, 2003 (the “First Dividend Date”) and on the first day of each Calendar Period (as defined below) after the First Dividend Date (each, including the First Dividend Date, a “Dividend Date”).  If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.  Dividends due for the period commencing on the Issuance Date and ending with the Dividend payable on July 1, 2005 (the “Initial Dividend Period”) shall be payable by inclusion of the Dividend in the Stated Value (each such dividend inclusion being referred to herein as an “Accrued Dividend Payment”); provided that if paying such Dividend as an Accrued Dividend payment would require the Company to issue a number shares of Common Stock upon conversion of the Preferred Shares that would be in excess of the Exchange Cap (as defined below), then any such Dividend shall be paid in cash (each such cash dividend being referred to herein as a “Cash Dividend Payment”).  Dividends for the period subsequent to the Initial Dividend Period shall be payable as a Cash Dividend Payment, or, at the option of the Company, as an Accrued Dividend Payment, provided that the Dividends which accrued during any period shall be payable in stock only if the Company provides written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the Dividend Date.  Notwithstanding the foregoing, the Company shall be required to make Cash Dividend Payments if (a) any event constituting a Triggering Event (as defined in Section 3(b)), or an event that with the passage of time and without being cured would constitute a Triggering Event, has occurred and is continuing on the Dividend Date or any date which is within 10 Business Days prior to the Dividend Date, unless otherwise consented to in writing by the holder of Preferred Shares entitled to receive such Dividend or (b) the Registration Statement (as defined in the Registration Rights Agreement (as defined below)) is not effective and available for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement), on the Dividend Date

or each date which is within 10 Business Days prior to the Dividend Date.  Any accrued and unpaid Cash Dividend Payments which are not paid within five (5) Business Days of such accrued and unpaid Dividends’ Dividend Date shall bear interest at the rate of 14.0% per annum from such Dividend Date until the same is paid in full (the “Default Interest”).

(2)                                  Conversion of Preferred Shares.  Preferred Shares shall be convertible into shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 2.

(a)                                  Certain Defined Terms.  For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)                                     “Additional Amount” means, on a per Preferred Share basis, the product of (x) the result of the following formula: (the Dividend Rate)(N/365)and (y) the Stated Value.

(ii)                                  “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to employees, officers, directors or consultants for services provided to the Company.

(iii)                               “Bloomberg” means Bloomberg Financial Markets.

(iv)                              “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(v)                                 “Calendar Period” means each of the following periods:  the period beginning on and including January 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including December 31.

(vi)                              “Calendar Quarter” means each of the following periods:  the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(vii)                           “Closing Bid Price” means, for any security as of any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by

Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as determined in good faith by the Company and not reasonably objected to by the holders of not less than a majority of the Preferred Shares then outstanding.  If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below.  All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(viii)                        “Conversion Amount” means the sum of (1) the Additional Amount and (2) the Stated Value.

(ix)                                “Conversion Price” means as of any Conversion Date or other date of determination, $2.3268, subject to adjustment as provided herein.

(x)                                   “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xi)                                “Dividend Rate” means (i) for the period beginning on the Issuance Date and ending on June 30, 2005, a rate of 8% per annum; (ii) for each Calendar Quarter thereafter, an additional 1% per Calendar Quarter, until the maximum Dividend Rate equals 14% per annum.

(xii)                             “Issuance Date” means the first date on which Preferred Shares are issued pursuant to the Securities Purchase Agreement.

(xiii)                          “N” means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the Issuance Date if no Dividend Date has occurred, through and including the Conversion Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

(xiv)                         “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xv)                            “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xvi)                         “Principal Market” means the Nasdaq National Market, or if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

(xvii)                      “Registration Rights Agreement” means that certain registration rights agreement between the Company and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

(xviii)                   “Securities Purchase Agreement” means that certain securities purchase agreement between the Company and the initial holders of the Preferred Shares, as such agreement may be amended from time to time as provided in such agreement.

(xix)                           “Stated Value” means $100 plus the aggregate amount of all Accrued Dividend Payments.

(xx)                              “Warrants” means the warrants to purchase shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement.

(b)                                 Holder’s Conversion Right; Mandatory Redemption or Conversion.  Subject to the provisions of Section 5 and Section 12, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock.  No fractional shares shall be issued, instead the Company shall pay to a holder an amount in cash equal to the product of the fractional share and the Conversion Price.

(c)                                  Conversion.  The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

(d)                                 Mechanics of Conversion.  The conversion of Preferred Shares shall be conducted in the following manner:

(i)                                     Holder’s Delivery Requirements.  To convert Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, and also send by overnight courier a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(d)(vii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii)                                  Company’s Response.  Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within two (2) Business Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Business Day following the date of receipt by the Company of the facsimile copy of such Conversion Notice (the “Share Delivery Date”), (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) if the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not require a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the Securities Purchase Agreement), the Company shall cause the Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system.  If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(vii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

(iii)                               Dispute Resolution.  In the case of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile (the “Dispute Notice”) within two (2) Business Days of receipt of such holder’s Conversion Notice or other date of determination.  If such holder and the Company are unable to agree upon the determination of the Closing Bid Price or arithmetic calculation of the Conversion Rate within five (5) Business Days of such Dispute Notice, then the Company shall by the tenth (10th) Business Day following delivery of the Dispute Notice submit via facsimile (A) the disputed determination of the Closing Bid Price to an independent, reputable investment bank selected by the Company and not reasonably objected to by the holders of at least a majority of the Preferred Shares then outstanding or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant.  The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.  All fees and expenses associated with the determinations made by such investment bank or accountant shall be paid by the party whose calculations were furthest from the determinations made by such third party.

(iv)                              Record Holder.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)                                 Company’s Failure to Timely Convert.

(A)                              Cash Damages.  If within five (5) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a holder or credit such holder’s balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of Preferred Shares (excluding shares not delivered as a result of an ongoing dispute as to the Conversion Rate pursuant to Section 3(d)(iii) or the limitations on conversion in Sections 5 and 12), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder for each day after the Share Delivery Date that such conversion is not timely effected in an amount equal to 0.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the holder on or prior to the Share Delivery Date and to which such holder is entitled as set forth in the applicable Conversion

Notice and (II) the Closing Bid Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock.

(B)                                Void Conversion Notice.  If for any reason a holder has not received all of the shares of Common Stock to which such holder is entitled prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder’s Conversion Notice; provided that the voiding of a holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise.

(vi)                              Pro Rata Conversion.  Subject to Section 12, in the event the Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

(vii)                           Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full or remaining number of Preferred Shares represented by the certificate are being converted.  The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion.  In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate.  The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof.  Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(vii) THEREOF.  THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(viii)                        Conversion at the Company’s Election.  From and after the second anniversary of the Issuance Date (the “Conversion Election Date”), the Company shall have the right, in its sole discretion, to require that not less than all of the outstanding Preferred Shares be converted (the “Company’s Conversion Election”) at the applicable Conversion Rate; provided that the Conditions to Conversion at the Company’s Election (as set forth below) are satisfied as of the Company’s Election Conversion Date or waived by holders of a majority of the Preferred Shares then outstanding.  The Company shall exercise its right to Company’s Conversion Election by providing each holder of Preferred Shares written notice (“Company’s Conversion Election Notice”) by facsimile and overnight courier on the Conversion Election Date.  The date on which each of such holders of the Preferred Shares receives the Company’s Conversion Election Notice is referred to herein as the “Company’s Conversion Election Notice Date.”  The Company’s Conversion Election Notice shall indicate the date selected by the Company for conversion (the “Company’s Election Conversion Date”), which date shall be not less than 20 Business Days or more than 60 Business Days after the Company’s Conversion Election Notice Date.  Subject to the satisfaction of all the conditions of this Section 2(d)(viii), on the Company’s Election Conversion Date each holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 2(d)(i) for all of such holder’s Preferred Shares.  “Conditions to Conversion At The Company’s Election” means the following conditions:  (i) on each day during the period beginning on the date which is 90 days prior to the date of the Company’s Conversion Election Notice Date and ending on and including the Company’s Election Conversion Date, either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the

Registration Rights Agreement and there shall not have been any Grace Periods during such period or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the period beginning on the date which is 90 days prior to the date of the Company’s Conversion Election Notice Date and ending on and including the Company’s Election Conversion Date, the Common Stock is designated for quotation on the Nasdaq National Market, the Nasdaq SmallCap Market or The New York Stock Exchange, Inc. (the “NYSE”) and shall not have been suspended from trading on such market or exchange (other than suspensions of not more than two days and occurring prior to the Company’s Conversion Election Notice Date due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) during the period beginning on the date which is 90 days prior to the date of the Company’s Conversion Election Notice Date and ending on and including the Company’s Election Conversion Date, there shall not have occurred (A) an event constituting a Triggering Event, (B) after delivery of the Company’s Conversion Election Notice, an event that with the passage of time and without being cured would constitute a Triggering Event, or (C) the public announcement of a pending, proposed or intended Change of Control, unless such pending, proposed or intended Change of Control has been terminated, abandoned or consummated and the Company has publicly announced such termination, abandonment or consummation of such Change of Control; (iv) during the period beginning on the date which is 90 days prior to the date of the Company’s Conversion Election Notice Date and ending on and including the Company’s Election Conversion Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in Section 2(d) hereof and Sections 2(a) and 2(b) of the Warrants, respectively; provided, however, that for purposes of this Section 2(d)(viii) only, the Company shall be deemed to have satisfied the conditions set forth in this clause (iv) if on not more than two occasions prior to the delivery of the Company’s Conversion Election Notice the Company has failed to meet the requirements set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants by no more than three days; (v) the conversion of such Preferred Shares in accordance with this Certificate of Designations shall not cause  a violation of the Exchange Cap; (vi) on each day during the period beginning on the date which is 90 days prior to the Company’s Conversion Election Notice Date and ending on and including the Company’s Election Conversion Date, the Company shall not have failed to timely make any payments (other than payments of amounts less than $1,000 each) within 5 Business Days of when such payment is due, whether as dividend or penalty payments, pursuant to this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement or the

Warrants, including, but not limited to, Dividends, whether as an Accrued Dividend Payment or a Cash Dividend Payment, Default Interest and cash payments due under the provisions of the Securities Purchase Agreement, the Registration Rights Agreement, and the Warrants; (vii) the Company shall have no knowledge of any fact that would cause both (x) the Registration Statement required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and (y) any shares of Common Stock issuable upon conversion of the Preferred Shares and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; and (viii) the Closing Bid Price of the Common Stock for each of the twenty (20) consecutive trading days (which twenty (20) day period may begin no sooner than on or after the Conversion Election Date) immediately prior to the Company’s Conversion Election Notice is at or above $4.65 (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events).  Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for conversion hereunder) into Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Company’s Election Conversion Date.

(e)                                  Taxes.  The Company shall pay any and all documentary, stamp, transfer and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares (provided that such taxes shall be limited to United States federal taxes, state taxes and taxes of the jurisdiction of incorporation of the Company).

(f)                                    Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(g)                                 Notices.

(A)                              Immediately upon any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(B)                                The Company will give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 4(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(C)                                The Company will also give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(3)                                  Redemption at Option of Holders.

(a)                                  Redemption Option Upon Triggering Event.  In addition to all other rights of the holders of Preferred Shares contained herein, after a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder’s option, to require the Company to redeem all or a portion of such holder’s Preferred Shares at a price per Preferred Share equal to the greater of (i) 120% of the Conversion Amount and (ii) the product of (A) the Conversion Rate in effect at such time as such holder delivers a Notice of Redemption at Option of Buyer (as defined below) and (B) the Closing Bid Price of the Common Stock on the trading day immediately preceding such Triggering Event on which the Principal Market is open for trading or if no Closing Bid Price is reported by the Principal Market on such trading day, then the most recently reported Closing Bid Price (the “Redemption Price”).

(b)                                 “Triggering Event”.  A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)                                     the failure of the applicable Registration Statement to be declared effective by the Securities Exchange Commission (the “SEC”) on or prior to the date that is 90 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement;

(ii)                                  while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive trading days or an aggregate of (30) thirty trading days in any 365 day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(iii)                               the suspension from trading or failure of the Common Stock to be listed on the Nasdaq National Market, the Nasdaq SmallCap Market or the NYSE for a period of seven (7) consecutive trading days or for more than an aggregate of fifteen (15) trading days in any 365-day period;

(iv)                              the Company’s notice or the Transfer Agent’s notice, at the Company’s direction, to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

(v)                                 if for any reason a holder has not received all of the shares of Common Stock to which such holder is entitled (excluding shares not delivered as the result of an ongoing dispute as to the Conversion Rate pursuant to Section 2(d)(iii) or the limitations on conversion in Sections 5 and 12) prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares (a “Conversion Failure”); or

(vi)                              upon the Company’s receipt of a Conversion Notice, the conversion of any Preferred Shares in accordance with this Certificate of Designations shall cause a violation of the Exchange Cap, provided that any redemption of Preferred Shares pursuant to this Section 3(b)(vi) shall be limited to the number of Preferred Shares the conversion of which would violate the Exchange Cap.

(c)                                  Mechanics of Redemption at Option of Buyer.  Within two (2)  Business Days after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each holder of Preferred Shares.  Within ten (10) Business Days after the earlier of a holder’s receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem up to all of such holder’s Preferred Shares (subject to pro rata cutback described in Section 3(d)(i) below) by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Buyer”) to the Company, which Notice of Redemption at Option of Buyer shall indicate the number of Preferred Shares that such holder is electing to redeem (subject to pro rata cutback described in Section 3(d)(i) below).

(d)                                 Payment of Redemption Price.  Upon the Company’s receipt of a Notice(s) of Redemption at Option of Buyer from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company’s receipt of such notice(s).  The Company shall deliver on the seventh (7th) Business Day (the “Redemption Date”) after the Company’s receipt of the first Notice of Redemption at Option of Buyer the applicable Redemption Price to all holders that deliver a Notice of Redemption at Option of Buyer prior to the seventh Business Day after the Company’s receipt of the first Notice of Redemption at Option of Buyer; provided that, if required by

Section 2(d)(vii), a holder’s Preferred Stock Certificates shall have been delivered to the Transfer Agent.  If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.  From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Preferred Shares designated for redemption in the Notice of Redemption at Option of Buyer (except the right to receive the Redemption Price with interest upon surrender of their certificate or certificates, if required) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.  The Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

(e) Void Redemption.  In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a holder of Preferred Shares shall have the option to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”).  Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Buyer shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice and (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice.

(f)                                    Disputes; Miscellaneous.  In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term “Redemption Price” being substituted for the term “Conversion Rate”.  A holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice.  In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4)                                  Other Rights of Holders.

(a)                                  Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and senior equity ranking equal to the Stated Value and senior equity ranking of the Preferred Shares held by such holder, and reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding.  Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder’s Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).  In the event that an Acquiring Entity is directly or indirectly controlled by a Person whose common stock or similar equity interest is listed, designated or quoted on a securities exchange or trading market, the holders of a majority of the Preferred Shares then outstanding may elect to treat such Person as the Acquiring Entity for purposes of this Section 4(a)

(b)                                 Optional Redemption Upon Change of Control.  In addition to the  rights of the holders of Preferred Shares under Section 4(a), upon a Change of Control (as defined below) of the Company each holder of Preferred Shares shall have the right, at such holder’s option, to require the Company to redeem all or a portion of such holder’s Preferred Shares at a price per Preferred Share equal to the greater of (x) 120% of the Conversion Amount and (y) the product of (A) the Conversion Rate in effect at such time as such holder delivers a Notice of Redemption Upon Change of Control (as defined below) and (B) the Closing Bid Price of the Common Stock on the trading day immediately preceding the public announcement of such Change of Control on which the Principal Market is open for trading or if no Closing Bid Price is reported by the Principal Market on such trading day, then the most recently reported Closing Bid Price (“Change of Control Redemption Price”).  No sooner than 30 Business Days nor later than 10 Business Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a “Notice of Change of Control”) to each holder of Preferred Shares.  At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least 10 Business Days prior to a Change of Control, at any time on or after the date which is 10 Business Days prior to a Change of Control) and ending on the date of such Change of Control, any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder’s Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a “Notice of Redemption Upon Change of Control”) to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Change of Control Redemption Price, as calculated pursuant to this Section 4(b).  Upon the Company’s receipt of a Notice(s) of Redemption Upon Change of Control from any holder of Preferred Shares, the Company shall promptly, but in no event later than two (2) Business Days following such receipt, notify each holder of Preferred Shares by facsimile of the Company’s receipt of such Notice(s) of Redemption Upon Change of Control.  The Company shall deliver the applicable Change of Control Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section 2(d)(vii), a holder’s Preferred Stock Certificates shall have been delivered to the Company.  Payments provided for in this Section 4(b) shall have priority to payments to other stockholders in connection with a Change of Control.  For purposes of this Section 4(b), “Change of Control” means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company’s assets, or (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the aggregate voting power of the outstanding Common Stock.

(c)                                  Company Redemption Right.  Notwithstanding Sections 4(a) and 4(b), at any time from and after the delivery of a Notice of a Change of Control but not later than the fifth (5th) Business Day immediately preceding the consummation of such Change of Control, the Company at its option may deliver a written notice via facsimile and overnight courier to each holder of the Preferred Shares indicating that the Company is electing to redeem all, but not less than all, of the Preferred Shares (an “Company

Change of Control Redemption Notice”) and setting forth the date selected by the Company for redemption (the “Company Change of Control Redemption Date”).  The Company Change of Control Redemption Notice shall be irrevocable; provided, that it may be subject to consummation of a Change of Control and is therefore revocable is the proposed Change of Control is terminated.  If the Conditions to Company Change of Control Redemption (as set forth below) are satisfied or waived in writing by the holders of a majority of the Preferred Shares outstanding, then the Company shall have the right to require the holders of the Preferred Shares to submit for redemption all of the Preferred Shares in exchange for an amount in cash, payable by wire transfer of immediately available funds, equal to the Change of Control Redemption Price.  “Conditions to Company Change of Control Redemption” means the following conditions: (i) on each day during the period beginning on the date the Company delivers its Company Change of Control Redemption Notice to each holder of the Preferred Shares and ending on and including the date immediately preceding the Company Change of Control Redemption Date, either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods during such period or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the period beginning on the date the Company delivers its Company Change of Control Redemption Notice and ending on and including the date immediately preceding the Company Change of Control Redemption Date, the Common Stock is designated for quotation on the Nasdaq National Market, the Nasdaq SmallCap Market or the NYSE and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the Company Change of Control Redemption Notice Date due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) during the period beginning on the date which is 90 days prior to the date of the Company’s delivery of its Company Change of Control Redemption Notice and ending on and including the Company Change of Control Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the Buyers on a timely basis as set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants, respectively; provided, however, that for purposes of this Section 4(d) only, the Company shall be deemed to have satisfied the conditions set forth in this clause (iii) if on not more than two occasions prior to the Company Change of Control Redemption Notice Date the Company has failed to meet the requirements set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants by no more than three days; (iv) the conversion of any Preferred Shares in accordance with this Certificate of Designations shall not cause a violation of the Exchange Cap; (v) during the period beginning on the 90 days prior to the Company Change of Control Redemption Notice Date and ending on and including the Company Change of Control Redemption Date, the

Company shall not have failed to timely make any payments (other than payments of amounts less than $1,000 each) within 5 Business Days of when such payment is due, whether as dividends or penalty payments, pursuant to this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants; and (vi) the Company shall have no knowledge of any fact that would cause both (x) the Registration Statement required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and (y) any shares of Common Stock issuable upon conversion of the Preferred Shares and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws.  Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Company Change of Control Redemption Date.

(d)                                 Redemption At The Company’s Election.  At any time or times on or after the second anniversary of the Issuance Date, the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Preferred Shares be redeemed (“Company Redemption Election”) at a price per Preferred Share equal to 120% of the Conversion Amount (the “Company Election Redemption Price”); provided that the Conditions to Company Redemption Election (as set forth below) are satisfied or waived by holders of no less than a majority of the Preferred Shares then outstanding; provided, however, that the Company may not deliver more than two (2) Company’s Redemption Election Notice hereunder in any twelve (12) month period.  The Company shall exercise its right to Company’s Redemption Election by providing each holder of Preferred Shares written notice (“Company’s Redemption Election Notice”) by facsimile and overnight courier.  The date on which each of such holders of the Preferred Shares receives the Company’s Redemption Election Notice is referred to herein as the “Company’s Redemption Election Notice Date.”  If the Company elects to redeem some, but not all, of such Preferred Shares then outstanding, the Company shall redeem an amount from each holder of such Preferred Shares equal to the product of (I) the total number of Preferred Shares which the Company has elected to redeem multiplied by (II) such holder’s pro rata amount of Preferred Shares (based on the number of Preferred Shares issued to such holder on the Issuance Date relative to the total number of Preferred Shares issued to all holders on the Issuance Date (such relative amount being referred to herein as each such holder’s “Allocation Percentage”)) (such amount with respect to each holder of such Preferred Shares being referred to herein as its “Pro Rata Redemption Amount”).  In the event that any initial holder of the Preferred Shares shall sell or otherwise transfer any of such holder’s Preferred Shares, the transferee shall be allocated a pro rata portion of such holder’s Allocation Percentage.  The Company’s Redemption Election Notice shall indicate (x) the aggregate number of such Preferred Shares the Company has selected for redemption, (y) the date selected by the Company for redemption (the “Company’s Election Redemption Date”), which date shall be not less than 10 Business Days or more than 60 Business Days after the Company’s Redemption Election Notice Date, and (z) each holder’s Pro Rata Redemption Amount.

If the Company has exercised its right of Company Redemption Election and the Conditions to Company Redemption Election have been satisfied then the Preferred Shares selected for redemption shall be redeemed on the Company Election Redemption Date by payment by or on behalf of the Company to each holder of Preferred Shares of the Company Election Redemption Price for each Preferred Share selected for redemption.  If the Company fails to pay the full Company Election Redemption Price with respect to any Preferred Shares, then the Company Redemption Election shall be null and void with respect to such Preferred Shares and the holder of such Preferred Shares shall be entitled to all the rights of a holder of outstanding Preferred Shares set forth in this Certificate of Designations.  “Conditions to Company Redemption Election” means the following conditions:  (i) on each day during the period beginning on the date the Company delivers its Company’s Redemption Election Notice to each holder of the Preferred Shares and ending on and including the date immediately preceding the Company’s Election Redemption Date, either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods during such period or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the period beginning on the date the Company delivers its Company’s Redemption Election Notice and ending on and including the date immediately preceding the Company’s Election Redemption Date, the Common Stock is designated for quotation on the Nasdaq National Market, the Nasdaq SmallCap Market or the NYSE and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the Company’s Redemption Election Notice Date due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) during the period beginning on the date which is 90 days prior to the date of the Company Redemption Election Notice Date and ending on and including the Company’s Election Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the Buyers on a timely basis as set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants, respectively; provided, however, that for purposes of this Section 4(d) only, the Company shall be deemed to have satisfied the conditions set forth in this clause (iii) if on not more than two occasions prior to the Company’s Redemption Election Notice Date the Company has failed to meet the requirements set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants by no more than three days; (iv) the conversion of any Preferred Shares in accordance with this Certificate of Designations shall not cause a violation of the Exchange Cap; (v) during the period beginning on the 90 days prior to the Company’s Redemption Election Notice Date and ending on and including the Company’s Election Redemption Date, the Company shall not have failed to timely make any payments (other than payments of amounts less than $1,000 each) within 5 Business

Days of when such payment is due, whether as dividends or penalty payments, pursuant to this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants; and (vi) the Company shall have no knowledge of any fact that would cause both (x) the Registration Statement required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and (y) any shares of Common Stock issuable upon conversion of the Preferred Shares and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws.  Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Company’s Election Redemption Date.

(e)                                  Purchase Rights.  If at any time the Company grants, issues or  sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(5)                                  Limitation on Beneficial Ownership.  The Company shall not effect and shall have no obligation to effect any conversion of Preferred Shares, and no holder of Preferred Shares shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person’s affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  If the Company can convert some, but not all, of the outstanding Preferred Shares pursuant a Company’s Conversion Election as a result of the limitations set forth in this Section 5, the Company shall convert from each holder of Preferred Shares the maximum number of shares allowable under this Section 5 on the Company’s Election Conversion Date. The Company shall then have the right to make such number of additional Company’s Conversion Elections as are necessary to convert all of the remaining outstanding Preferred Shares.  Any holder of Preferred Shares who is affected by the limitations on conversion set forth in this Section 5 shall transfer a number shares of Common Stock, up to all of the shares of Common Stock then held by such holder, within twenty (20) Business Days of each Company’s Conversion Election Notice Date so that the Company may convert from such holders the maximum number of shares of Preferred Stock allowable under this Section 5 on each Company’s Election Conversion Date. For purposes of the first sentence of this Section 5, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-Q, Form 10-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written request of any holder, the Company shall promptly, but in no event later than five (5) Business Days following the receipt of such notice, confirm in writing to any such holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares and exercise of the Warrants by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(6)                                  Reservation of Shares.  The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares, including Dividends payable by inclusion of the Dividend in the Stated Value, then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions).  The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be.  In the event a holder shall sell or otherwise transfer any of such holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

(7)                                  Voting Rights.  On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written action of stockholders in lieu of meeting), each holder of outstanding Preferred Shares shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the Preferred Shares held by such holder are convertible (subject to the limitations of Section 5 above) as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law, holders of Preferred Shares shall vote together with the holders of Common Stock, and with the holders of any other series of preferred stock the terms of which so provide, as a single class.

(8)                                  Liquidation, Dissolution, Winding-Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the greater of (x) the Conversion Amount and (y) the product of (A) the Conversion Rate in effect at such time of such liquidation, dissolution or winding up and (B) the Closing Bid Price of the Common Stock on the trading day immediately preceding such liquidation, dissolution or winding up on which the Principal Market is open for trading or if no Closing Bid Price is reported by the Principal Market on such trading day, then the most recently reported Closing Bid Price; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares.  The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company.  Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

(9)                                  Preferred Rank.  All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.  The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.  Without the prior express written consent of the holders of not less than a majority of the then outstanding Preferred Shares, the Company shall not hereafter (v) authorize or issue additional or other capital stock (of the Company or any Subsidiary (as defined in the Securities Purchase Agreement) of the Company) that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company, (w) permit any of its Subsidiaries to issue any preferred stock to any Person other than the Company (and if the Subsidiaries issue to the Company any such preferred stock, then the Company shall not sell, assign, convey or otherwise transfer in any way, directly or indirectly, such shares of preferred stock), (x) increase or decrease the authorized number of shares of Series B Preferred Stock or (y) redeem or repurchase any outstanding securities of the Company except pursuant to the Company’s Stockholder Rights Plan, an Approved Stock Plan or as provided for with respect to the Preferred Shares.  Without the prior express written consent of the holders of not less than a majority of the Preferred Shares then outstanding, the Company shall not hereafter authorize or make any amendment to the Company’s Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Delaware or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock.  In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent  therewith.

(10)                            Participation.  Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(11)                            Restriction on Redemption and Cash Dividends.  Unless all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its capital stock (other than the Preferred Shares) without the prior express written consent of the holders of not less than a majority of the Preferred Shares then outstanding; provided that the foregoing shall not preclude required redemptions pursuant to an Approved Stock Plan.

(12)                            Limitation on Number of Conversion Shares.  Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company’s obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding.  Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the “Cap Allocation Amount”).  In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser’s Cap Allocation Amount.  In the event that any holder of Preferred Shares shall convert all of such holder’s Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Cap Allocation Amount, then the difference between such holder’s Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

(13)                            Vote to Change the Terms of or Issue  Preferred Shares.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the Preferred Shares then outstanding, shall be required for (a) any change to this Certificate of Designations or the Company’s Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares and (b) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

(14)                            Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form (accompanied by the posting of a standard indemnity bond if so requested by the Company) and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(15)                            Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief).  No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy.  Nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations.  The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(16)                            Construction.  This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

(17)                            Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(18)                            Notice.  Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

*  *  *  *  *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Charles Boynton, its Senior Vice President and Chief Financial Officer, as of the 10th day of July, 2003.

COMMERCE ONE, INC.

By:	/s/ Charles Boynton
Name: Charles Boynton
Title: Senior Vice President and
Chief Financial Officer

EXHIBIT I

COMMERCE ONE, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Commerce One, Inc., a Delaware corporation (the “Company”), for its Series B Convertible Preferred Stock (the “Certificate of Designations”).  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), of the Company indicated below into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Equiserve to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated July 10, 2003 from the Company and acknowledged and agreed to by Equiserve.

COMMERCE ONE, INC.

By:

Name:
Title: